PROSPECTUS Dated May 18, 2000                        Pricing Supplement No. 1 to
PROSPECTUS SUPPLEMENT                       Registration Statement No. 333-34392
Dated May 18, 2000                                            Dated May 19, 2000
                                                                 Rule 424(b)(3)


                        Morgan Stanley Dean Witter & Co.
                          MEDIUM-TERM NOTES, SERIES C
                            Senior Fixed Rate Notes

                            -----------------------

                              8.0% Notes due 2010
             Continuously Offered INcome Securities(sm) (COINS(sm))

                            -----------------------

     We will not redeem these Medium-Term Notes, Series C (Senior Fixed Rate Notes), which we refer to as Continuously Offered Income Securities (COINS), prior to the maturity date. We describe the basic features of this type of note in the section called "Description of Notes--Fixed Rate Notes" in the accompanying prospectus supplement, subject to and as modified by the provisions described below.

     The COINS will not be listed on any national securities exchange or accepted for quotation on a trading market. There may be little or no secondary market for the COINS. Morgan Stanley & Co. Incorporated currently intends to act as market maker for COINS, but is not required to do so.

Principal Amount:            $3,069,325

Maturity Date:               April 1, 2010

Settlement Date
   (Original Issue Date):    May 24, 2000

Interest Accrual Date:       May 24, 2000

Issue Price:                 100%

Agent's Discount
   or Commission:            1.50%

Proceeds to Company:         98.50%

Specified Currency:          U.S. Dollars

Redemption Percentage:       N/A

Redemption Dates:            N/A

Annual Redemption
   Percentage Reduction:     N/A

Interest Rate:               8.0% per year

Interest Payment Dates:      Each January 1, April 1, July 1
                             and October 1, commencing
                             July 1, 2000.

Interest Payment Period:     Quarterly

Book Entry Note or
   Certificated Note:        Book Entry Note

Senior Note or
   Subordinated Note:        Senior Note

Agent:                       Morgan Stanley & Co.
                             Incorporated

Trustee:                     The Chase Manhattan Bank

Minimum Denomination:        $25 and integral multiples
                             thereof

CUSIP:                       61745EPZ8

Terms not defined above have the meanings given to such terms in the accompanying prospectus supplement. "Continuously Offered INcome Securities" and "COINS" are our service marks.


                           MORGAN STANLEY DEAN WITTER